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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                               QUIDEL CORPORATION
             (Exact name of Registrant as specified in its charter)

          Delaware                                          94-2573850
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                            -------------------------

                              10165 McKellar Court
                           San Diego, California 92121
                                 (619) 552-1100
               (Address, including zip code, and telephone number,
        including area code, of Registrant's Principal Executive Offices)

                            -------------------------

                     GENERAL NONSTATUTORY STOCK OPTION PLAN
                              (Full Title of Plan)

                            -------------------------

                                Steven T. Frankel
                      President and Chief Executive Officer
                               QUIDEL CORPORATION
                              10165 McKeIlar Court
                           San Diego, California 92121
                                 (619) 552-1100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -------------------------

                         CALCULATION OF REGISTRATION FEE

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

                                                                  Proposed           Proposed
                                                                  Maximum             Maximum
                                              Amount              Offering           Aggregate         Amount of
           Title of Securities                 to be             Price Per           Offering         Registration
            to be Registered               Registered(1)          Share(2)           Price(2)             Fee
------------------------------------------------------------------------------------------------------------------

   Common Stock, $.001 par value          300,000 shares          $3.71875          $1,115,625          $338.07

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(1)   There is also being registered hereunder such additional undetermined number of shares of Common Stock that may be issued from time to time as a result of the anti-dilution provisions of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and based on the price at which the options may be exercised.

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



                                  INTRODUCTION
                                  ------------

         This Registration Statement on Form S-8 is filed by Quidel Corporation (the "Company") relating to 300,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), issuable to eligible employees of the Company under the Quidel Corporation General Nonstatutory Stock Option Plan (the "Plan").

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
              ----------------------------------------------------

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*        Information required by Part I of Form S-8 to be contained in the
         Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

Item 3.  Incorporation of Documents by Reference.

         The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

         (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997; and

         (c) The description of the Company's Common Stock contained at pages 61 through 64 of the Company's Definitive Proxy Statement dated January 1, 1991, relating to the Company's Annual Meeting of Stockholders held on January 30, 1991, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.


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Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

         Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liabilities under Section 145.

         The Company's Certificate of Incorporation and Amended and Restated Bylaws require that officers and directors of the Company be indemnified to the maximum extent permitted by the GCL. As permitted by Section 102(b)(7) of the GCL, the Company's Amended and Restated Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, "Agent") against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he


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reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         The Amended and Restated Bylaws further provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was an Agent of the Company or serving at the request of the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         To the extent that an Agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the Amended and Restated Bylaws, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending or settling a civil or criminal action, suit or proceeding by an individual who may be entitled to indemnification shall be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in the Amended and Restated Bylaws.

         Any indemnification (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the Amended and Restated Bylaws. Such determination shall be made (1) by the Board of Directors (or by an executive committee thereof) by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders. Notwithstanding the foregoing, a director or officer of the Company shall be able to contest any determination that the director or officer has not met the applicable standard of conduct, set forth in the Amended and Restated Bylaws, by petitioning a court of appropriate jurisdiction.

         To implement the provisions of the GCL and the Company's Certificate of Incorporation and Amended and Restated Bylaws, the Company has entered into Indemnification Agreements with its directors and officers. Absent the Indemnification Agreements, the indemnification that might be available to directors and officers could be changed by amendment to the Company's Certificate of Incorporation and Amended and Restated Bylaws. The Indemnification Agreements require that the Company indemnify an officer or director who is a party to (or is threatened to be made a party to) any action, suit or proceeding by reason of (a) the fact that such person is or was a director, officer, employee or agent of the Company or any subsidiary of the Company, (b) any action or inaction on the part of such person while an officer or director or (c) the fact that such person is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. The Company's indemnification obligation does not apply, however, to claims where the officer or director (i) is adjudged to be liable to the Company (unless a court of competent jurisdiction determines that indemnification is proper), (ii) initiated or brought the claim voluntarily (except certain proceedings brought in good faith to establish or enforce a right to indemnification), (iii) is paid directly under an insurance policy maintained by the Company, or (iv) is


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required to account for profits in fact made from the purchase or sale of securities of the Company under Section 16(b) of the Exchange Act.

         The Company may seek directors and officers liability insurance against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         4.1 Certificate of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K dated February 26, 1991, and incorporated herein by reference)

         4.2 Certificate of Designations of the Series B Preferred Stock of the Company (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K dated January 5, 1995, and incorporated herein by reference)

         4.3 Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series C Junior Participating Preferred Stock of the Company (filed as Exhibit A of Exhibit 1 to the Company's Registration Statement on Form 8-A dated January 8, 1997, and incorporated herein by reference)

         4.4      Amended and Restated Bylaws of the Company (filed as Exhibit
                  3.2 to the Company's Current Report on Form 8-K dated June 16, 1995, and incorporated herein by reference)

         4.5 Rights Agreement dated as of December 31, 1996 between the Company and American Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 1 to the Company's Registration Statement on Form 8-A dated January 8, 1997, and incorporated herein by reference)

         5 Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered

         23.1     Consent of Ernst & Young LLP, independent auditors

         23.2     Consent of Counsel (contained in Exhibit 5 hereto)

         24       Power of Attorney (contained on signature page hereto)

Item 9.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment


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                  thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.


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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for a filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 15, 1997.

                                    QUIDEL CORPORATION


                                    By:   /S/ STEVEN T. FRANKEL
                                          -------------------------------------
                                          Steven T. Frankel
                                          President and Chief Executive Officer




                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints STEVEN T. FRANKEL and STEVEN C. BURKE his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.


        Signature                                     Title                               Date

 /S/ RICHARD C.E. MORGAN                       Chairman of the Board                 August 20, 1997
 -------------------------------
     Richard C.E. Morgan


 /S/ ANDRE de BRUIN                          Vice Chairman of the Board              August 15, 1997
 -------------------------------
    Andre de Bruin


 /S/ STEVEN T. FRANKEL                 President and Chief Executive Officer         August 15, 1997
 -------------------------------            (Principal Executive Officer)
     Steven T. Frankel                             and Director


 /S/ STEVEN C. BURKE                 Vice President-Finance and Administration       August 20, 1997
 -------------------------------       and Chief Financial Officer (Principal
     Steven C. Burke                     Financial and Accounting Officer)


 /S/ JOHN D. DIEKMAN, Ph.D.                           Director                       August 15, 1997
 -------------------------------
     John D. Diekman, Ph.D.



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



 /S/ THOMAS A. GLAZE                                  Director                       August 18, 1997
 ---------------------------------
     Thomas A. Glaze


 /S/ MARY LAKE POLAN, M.D., Ph.D.                     Director                       August 18, 1997
 ---------------------------------
    Mary Lake Polan, M.D., Ph.D


 /S/ FAYE WATTLETON                                   Director                       August 18, 1997
 ---------------------------------
     Faye Wattleton


 /S/ ROGER F. GREAVES                                 Director                       August 20, 1997
 ---------------------------------
     Roger F. Greaves


 /S/ ROCKELL N. HANKIN                                Director                       August 18, 1997
 ---------------------------------
     Rockell N. Hankin


 /S/ MARGARET G. McGLYNN, R.Ph.                       Director                       August 20, 1997
 ---------------------------------
     Margaret G. McGlynn, R.Ph.




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                                  EXHIBIT INDEX

       Exhibit No.         Description
       -----------         -----------
         4.1*              Certificate of Incorporation of the Company, as amended

         4.2*              Certificate of Designations of the Series B Preferred Stock of the Company

         4.3*              Certificate of Designation of Rights, Preferences, Privileges and Restrictions of
                           Series C Junior Participating Preferred Stock of the Company

         4.4*              Amended and Restated Bylaws of the Company

         4.5*              Rights Agreement dated as of December 31, 1996 between the Company and American Stock
                           Transfer & Trust Company, as Rights Agent

         5                 Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered

         23.1              Consent of Ernst & Young LLP, independent auditors

         23.2              Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5 hereto)

         24                Power of Attorney (contained on signature page hereof)



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*        Incorporated herein by reference.  See sequentially numbered page 5.




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